                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549


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                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  April 16, 1998



                                ENVIROGEN, INC.
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             (Exact name of registrant as specified in its charter)


          Delaware                    0-20404                    22-2899415
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(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)             Identification No.)


        4100 Quakerbridge Road
       Lawrenceville, New Jersey                              08648
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(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code:  (609) 936-9300
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                                Not Applicable
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         (Former name or former address, if changed since last report)
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ITEM 5.  Other Events.
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On April 16, 1998, Envirogen, Inc. (the "Company") and Robert S. Hillas entered into an Employment Agreement providing for Mr. Hillas to serve as Chairman, President and Chief Executive Officer of the Company. Mr. Hillas has served as a director of the Company since April 1997. The employment agreement is for an initial term of three years with automatic renewals for successive one-year terms unless either party provides notice of non-renewal at least three months prior to the then-current expiration date. Mr. Hillas will receive an annual salary of $250,000, subject to such increases, if any, as may be approved by the Board of Directors. He will be eligible to receive annual incentive bonuses based upon corporate and individual performance goals fixed by the Board of Directors and grants of stock options under such stock option plans of the Company as are in effect from time to time, in such amounts and on such terms as the Executive Compensation and Stock Option Committee may determine. The Company granted to Mr. Hillas upon commencement of his employment an option under the Company's 1990 Incentive Stock Option and Non-Qualified Stock Option Plan to purchase 500,000 shares of the Company's Common Stock, initially exercisable in equal increments on each of the first five anniversaries of the grant date. Mr. Hillas has agreed to purchase an additional 500,000 shares of Common Stock from the Company at $1.25 per share by May 1, 1998, and the Company has granted Mr. Hillas certain registration rights with respect to such shares. If Mr. Hillas' employment is terminated early due to disability, or by the Company without cause (as defined), or by Mr. Hillas with good reason (as defined), including without limitation an election to terminate employment within six months following a change in control (as defined), or if the Company elects not to renew his employment after the expiration date, the Company is obligated to continue to pay salary and provide fringe benefits for 12 months following termination (provided that if Mr. Hillas terminates his employment for good reason due to his good faith determination within six months following a change in control that he has been assigned, without his prior written consent, duties or responsibilities inconsistent with his positions, duties, responsibilities and status immediately prior to the change in control, such amounts shall be paid for an additional 12 months so long as he is unable to obtain satisfactory full-time employment, provided he continuously and diligently seeks the same) and to pay a prorated portion of any bonus that would have been paid to him for the year in which such termination occurs. If his employment is terminated by the Company without cause or by Mr. Hillas with good reason, all options held by Mr. Hillas which would vest in such 12-month period will become exercisable on the date of termination. During the term of his employment, Mr. Hillas may not, directly or indirectly, participate in the United States, Canada or any other jurisdiction in which the Company has derived at least $250,000 in revenues during the period the employment agreement was in effect, in any business or enterprise which is directly competitive with any principal line of business of the Company or any of its subsidiaries or affiliates, nor may Mr. Hillas induce any customers or employees of the Company to take actions disadvantageous to the Company for two years after termination of employment.

William C. Smith, who has served as Chairman since April 1997 and interim Chief Executive Officer since October 1997, will now serve as Vice Chairman and Executive Vice President of the Company and will continue to serve as President and Chief Executive Officer of the Company's FMI Operations Group, a position he has held since April 1997.


Item 7.  Exhibits.
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Exhibit Number      Description of Exhibit
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Exhibit 10          Employment Agreement dated as of April 16, 1998 between
                    Envirogen, Inc. and Robert S. Hillas

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                                   SIGNATURES
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          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ENVIROGEN, INC.



Date:  April 17, 1998               By: /s/ MARK J. MATEN
                                        --------------------------------
                                        Mark J. Maten
                                        Vice President of Finance and
                                        Chief Financial Officer

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                                 EXHIBIT INDEX
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 Exhibit No.   Title
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     10        Employment Agreement dated as of April 16, 1998 between
               Envirogen, Inc. and Robert S. Hillas

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